090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20180132418-20
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 03/23/2018 8:22 AM
	Entity Number E0500432014-6

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Inbit Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3.1. The corporation is undertaking a 20 for 1 forward stock split.
FORWARD STOCK SPLIT: Effective upon the filing of this Articles of Amendment of Articles of Incorporation with the Secretary of State of the State of Nevada and approval by the Financial Industry Regulatory Authority (the "Effective Time"), each one (1) shares of common stock ("Common Stock") of the Corporation issued and outstanding immediately prior to the Effective Time ("Old Common Stock") shall automatically be combined and converted, without any action on the part of the holder thereof, into twenty (20) share of fully paid and nonassessable Common Stock of the Corporation (the "Forward Stock Split"). This Forward Stock Split shall be effected on a certificate-by-certificate basis, and no fractional shares shall be issued as a result of this Forward Stock Split. In lieu thereof, each fraction shall rounds up.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 55.56

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.